Exhibit 10.32

SUPPLEMENT NO. 2 TO LOAN AGREEMENT AND PROMISSORY NOTE

THIS SUPPLEMENT No. 2 TO LOAN AGREEMENT AND PROMISSORY NOTE by and between BLINK COUTURE, INC., a Delaware corporation (the “Maker”) and REGENT PRIVATE CAPITAL II, LLC, an Oklahoma limited liability company (the “Payee”) entered into as of July 31, 2013, supplements and amends that certain Loan Agreement and Promissory Note dated as of January 31, 2013, as amended by Supplement No. 1 to Loan Agreement and Promissory Note dated as of April 30, 2013 (the “Loan Agreement and Note”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Loan Agreement and Note.

For value received, the Maker and Payee hereby agree, effective as of the date hereof, that the following provisions shall supplement and become part of the Loan Agreement and Note:

1.           Additional Advances.  The Parties hereby agree that during the period from May 1, 2013 through July 31, 2013, the Payee has made additional advances to the Maker, in the aggregate amount of $24,389, in payment of the Maker’s operating expenses during that period, so that effective as of July 31, 2013, the total outstanding principal amount due and payable pursuant to the Loan Agreement and Note is $61,748.

2.           No Further Changes; Full Force and Effect.  The additional advances described in Paragraph 1 above reflect all changes to the Loan Agreement and Note. All other terms of the Loan Agreement and Note shall remain unchanged and in full force and effect, unless and until further supplemented or amended hereafter.

IN WITNESS WHEREOF, the Maker has caused this Supplement No. 2 to Loan Agreement and Promissory Note to be duly executed and delivered as of the day and year first written above.

BLINK COUTURE, INC.

By:	/s/ Lawrence Field
Name: Lawrence Field
Title: President & CEO

REGENT PRIVATE CAPITAL II, LLC

By:	/s/ Cynthia S. Field
Name: Cynthia S. Field
Title: Secretary